Exhibit 99.1

News Release	For Immediate Release
April 21, 2008
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Ken Harper
Greer, SC 29650	Phone: (864) 848-5104

Greer Bancshares Incorporated Reports First Quarter 2008 Earnings

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $818,709 or 33 cents per diluted share for the quarter ended March 31, 2008, compared to $710,377 or 28 cents per diluted share for the first quarter of 2007, an increase in net income of 15.25%.

Greer State Bank’s asset base increased by 12% over the past year to $404.6 million as of March 31, 2008, in comparison to total assets of $361.2 million at March 31, 2007. Net loan outstandings as of 3/31/08 amounted to $271 million, up 11% over net loan totals as of 3/31/07, while total deposits increased by 4.3% to $261 million.

“The first quarter ended 3/31/08 marks our third consecutive quarter of very solid operating results, however, we are now beginning to see the real impact of the rapid and unprecedented pace and level of decreases in the Fed Funds Rate and its effect on net interest margins industry wide. It appears that the remainder of 2008 will remain a very challenging banking environment, both from the perspective of margin and credit quality management,” reports Ken Harper, President and Chief Executive Officer of Greer State Bank. “We look to focus our efforts throughout 2008 on measured, high quality loan growth, the sourcing of low cost funding where appropriate, and management of credit risk to the best extent possible.” Harper concludes, “We find ourselves fortunate to live and work in an area of the country that has not shown the full effects of recessionary tendencies and impact seen elsewhere. But it is much too soon to make any conclusions about our market being immune from the effects of national economic factors.”

Greer State Bank is now in its twentieth year of operations and serves the greater Greer community with three branch offices and one loan production office, and a fourth branch office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.

* * * * * * * * * * * * * * *

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information herein.